UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 21, 2022

THUMZUP MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

(State or Other Jurisdiction of Incorporation)

Nevada	333-255624	85-3651036
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

711 S Carson Street, Suite 4, Carson City, NV 89701

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 237-2887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 1.01 Entry into a Material Definitive Agreement.

Starting on September 21, 2022, Thumzup Media Corporation (the “Company”) entered into a Securities Purchase Agreement with four accredited investors. Pursuant to the Securities Purchase Agreements, the company sold 16,446 Shares of its Series A Preferred Convertible Voting Stock (the “Series A Preferred”) at a per share price of $45.00 per preferred share and received gross proceeds of $740,000. A form of the Securities Purchase Agreement is attached hereto as Exhibit 10.1.

On September 21, 2022, the Company submitted with the Secretary of State of Nevada a Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of Series A Preferred Convertible Voting Stock with the Sectary of State of the State of Nevada. On September 26, 2022, the Company submitted an Amended and Restated Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of Series A Preferred Convertible Voting Stock with the Secretary of State of Nevada (the “Certificate of Designation”). A form of the Certificate of Designations is attached hereto as Exhibit 3.1.

Pursuant to the Certificate of Designations, the Company designated 1,000,000 shares of preferred stock as Series A Preferred. The Series A Preferred shall vote together with the Common Stock of the Company (the “Common Stock”) on an as-converted basis, provided that each holder of Series A Preferred shall be limited to voting the number of votes that is 9.99% of all shares entitled to vote, except as required by law.

Subject to the provisions of Section 4 of the Certificate of Designation, each holder shall have the right, at any time and from time to time, at such holder’s option, to convert any or all of such holder’s shares of Series A Preferred into the number of shares of Common Stock as set forth herein. Each share of Series A Preferred initially converts into 15 shares of Common Stock (the “Conversion Rate”) at a reference rate of $3.00 per share of Common Stock (the “Reference Rate”) subject to adjustments set forth in Sections 4(g) and (h) of the Certificate of Designation.

The holders of Series A Preferred shall be entitled to receive, in cash or in-kind at Company’s election, in an amount equal to $3.50 per share. If paid in kind, the dividend shall be in shares of Series A Preferred (the “Dividend Shares”) valued at the $45.00 per share of Series A Preferred (the “Purchase Price”) unless the closing price of the Common Stock on the Trading Day prior to the issuance of the dividend is below the Reference Rate, in which case the Dividend Shares shall be valued at the Purchase Price adjusted pursuant to the formula set forth in Section 3 of the Certificate of Designations.

The Series A Preferred were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act.

Under the Certificate of Designations, at no time may all or a portion of the Series A Preferred be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock that would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (the “4.99% Beneficial Ownership Limitation”); provided, however, that, upon the holder providing the Company with sixty-one (61) days’ advance notice (the “4.99% Waiver Notice”) that the holder would like to waive Section 4(f) of the Certificate of Designations with regard to any or all shares of Common Stock issuable upon conversion of the Series A Preferred, Section 4(f) will be of no force or effect with regard to all or a portion of the Series A Preferred referenced in the 4.99% Waiver Notice but shall in no event waive the 9.99% Beneficial Ownership Limitation (the “9.99% Beneficial Ownership Limitation”).

Copies of the forms of the Securities Purchase Agreement and Certificate of Designations are attached hereto as exhibits to this Current Report. The foregoing description of the material terms of the Securities Purchase Agreement and Certificate of Designations are qualified in their entirety by reference by such exhibits.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; change in Fiscal Year.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 5.03.

On December 1, 2021, the Company filed a Certificate of Amendment with the Secretary of State of the state of Nevada to authorize 100,000,000 shares of the Company, of which consist of 90,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit NO.	Description

3.1	Form of Amended and Restated Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of Series A Preferred Convertible Voting Stock
10.1	Form of Securities Purchase Agreement

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THUMZUP MEDIA CORPORATION

Date: September 27, 2022	By:/s/ ROBERT STEELE

Robert Steele
Chief Executive Officer